Exhibit 4.1

           Undertaking to Provide Copies of Long-Term Debt Instruments

     Pursuant to its Form S-3 filed December 21, 2001, First Merchants Corporation has registered debentures representing certain of its long-term debt. Pursuant to Regulation S-K, Item 601(b)(4)(iii), First Merchants Corporation hereby undertakes to provide copies of the instruments defining the rights of holders of this long-term debt to the Securities and Exchange Commission upon request in lieu of attaching the instruments to this Registration Statement.


                                    Ex. 4-1